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PROSPECTUS SUPPLEMENT                                       Rule 415(a)(1)(viii)
(TO PROSPECTUS DATED MARCH 14, 1995)                   Registration No. 33-85736

                                 211,716 SHARES

                                      VIVRA
                                  INCORPORATED

                                  COMMON STOCK
                                    _________

     VIVRA Incorporated, a Delaware corporation (the "Company") has issued and sold 172,560 shares (the "AACA Acquisition Shares") of common stock, $.01 par value per share, accompanied by Preferred Stock Purchase Rights (the "Common Stock"), in connection with the acquisition of Pediatric Allergy Group, A Professional Association, Philip L. Lieberman, M.D, P.C. and George H. Treadwell, III, M.D., P.C. (collectively, the "AACA Acquired Companies"). The Company's wholly-owned subsidiary, Asthma & Allergy CareAmerica, Inc., a Delaware corporation ("AACA") has entered into merger agreements whereby AACA will acquire all the stock of the Acquired Companies (the "AACA Acquisition") in exchange for the Shares of the Company. The Company also issued and sold 39,156 shares (the "St. Charles Acquisition Shares") of Common Stock, in connection with the acquisition of St. Charles Dialysis Center, Inc. ("St. Charles") pursuant to a Stock Exchange Agreement whereby the Company will acquire all the stock of the St. Charles (the "St. Charles Acquisition") in exchange for the St. Charles Acquisition Shares of the Company.

     The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") under the symbol "V". The last reported sale price of the Common Stock on the NYSE on January 26, 1996 was $25 1/2 per share.

                                    _________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is January 29, 1996.
                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference in this Prospectus Supplement from the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 26, 1995:

      (1) Master Merger Agreement among Asthma & Allergy CareAmerica, Inc., Vivra Incorporated; Pediatric Allergy Group, a Professional Association, Jerald M. Duncan, M.D., Fred T. Grogan, Jr. M.D., Jourdan A. Roane, M.D. Philip L. Lieberman, M.D, P.C. Philip L. Lieberman, George H. Treadwell, III, M.D., P.C. and George H. Treadwell, III, M.D.

      (2) Agreement and Plan of Merger among Asthma & Allergy CareAmerica, Inc., Vivra Incorporated, Pediatric Allergy Group, a Professional Association, Jerald M. Duncan, M.D., Fred T. Grogan, M.D. and
     Jourdan A. Roane, M.D. (the "PAG Merger Agreement").


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      (3)  Agreement and Plan of Merger among Asthma & Allergy CareAmerica,
     Inc., Vivra Incorporated, Philip L. Lieberman, M.D, P.C. and Philip L. Lieberman (the "Lieberman Merger Agreement").

      (4) Agreement and Plan of Merger among Asthma & Allergy CareAmerica, Inc., Vivra Incorporated, George H. Treadwell, III, M.D., P.C. and George
     H. Treadwell, III, M.D. (the "Treadwell Merger Agreement").

      (5) Stock Exchange Agreement among Vivra Incorporated; Raj & Jay, Inc.; Vadakkipalayam Devarajan, M.D.; Chemmale Jayakrishanan, M.D.; David J. Vial, M.D.; and Martin Ballenger, M. D. (the "St. Charles Exchange Agreement").

     Any statement contained herein, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus Supplement, the Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus Supplement or such Prospectus or Registration Statement.

                      CERTAIN TERMS OF THE AACA ACQUISITION

     The terms and conditions of the AACA Acquisition are set forth in each of the PAG Merger Agreement, Lieberman Merger Agreement and the Treadwell Merger Agreement (collectively, the "Merger Agreements") incorporated herein by reference. The following summary of the Merger Agreements does not purport to be complete and is qualified in its entirety by reference to the text of such Agreements.

ACQUISITION CONSIDERATION

     Under the terms of the PAG Merger Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of PAG (the "PAG Stock"), the Company delivered to the PAG sellers $1,813,116 (the "PAG Purchase Price"), paid by the delivery of 72,669 of the Shares (the "PAG Shares") on the Closing Date. The PAG Shares were calculated as that number of shares of the Common Stock equal to (i) the PAG Purchase Price divided by (ii) the average closing price of the Common Stock on the NYSE for ten trading days preceding and including January 3, 1996.

     Under the terms of the Lieberman Merger Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of Lieberman, P.C. (the "Lieberman Stock"), the Company delivered to Dr. Leiberman $1,765,330 (the "Lieberman Purchase Price"), paid by the delivery of 70,754 of the Shares (the "Lieberman Shares") on the Closing Date. The Lieberman Shares were calculated as that number of shares of the Common Stock equal to (i) the Lieberman Purchase Price divided by (ii) the average closing price of the Common Stock on the NYSE for ten trading days preceding and including January 3, 1996.

     Under the terms of the Treadwell Merger Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of Treadwell, P.C. (the "Treadwell Stock"), the Company delivered to Dr. Treadwell $726,985 (the "Lieberman Purchase Price"), paid by the delivery of 29,137 of the Shares (the "Treadwell Shares") on the Closing Date. The Treadwell Shares were calculated as that number of shares of the Common Stock equal to (i) the Treadwell Purchase Price divided by (ii) the average closing price of the Common Stock on the NYSE for ten trading days preceding and including January 3, 1996.

     Under each of the Merger Agreements, no shares may be sold until the date on which the Company reports combined financial statements of PAG, Lieberman P.C. and Treadwell P.C. which includes at least 30 days operating results of such companies.

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CLOSING

     The Closing of the transactions contemplated by the Agreements occurred on January 6, 1996 (the "Closing Date").

STOCK EXCHANGE LISTING

     Pursuant to a condition to each party's obligation to consummate the AACA Acquisition, the AACA Acquisition Shares issued in connection with the AACA Acquisition have been listed on the NYSE.

REPRESENTATIONS AND WARRANTIES

          Each of the Merger Agreements contain customary representations and warranties relating to, among other things, (i) each of AACA's and the AACA Acquired Companies' organization, qualification, authorization and similar corporate matters; (ii) delivery of and accuracy and completeness of certain financial statements; (iii) absence of material change in the AACA Acquired Companies; (iv) extent of and title to assets of the AACA Acquired Companies; (v) that the AACA Acquired Companies Sellers conduct no other business; (vi) that execution and delivery of the Agreements will not violate the charter documents of the Sellers, or AACA, or cause AACA or the AACA Acquired Companies to breach any agreement or judgment, or accelerate any indebtedness; (vii) Sellers' compliance with laws; (viii) no undisclosed threatened or pending litigation of AACA or the AACA Acquired Companies; (ix) insurance policies, labor arrangements, compensation of personnel, employment contracts and compliance with and qualification of employee benefit plans of the AACA Acquired Companies; (x) absence of undisclosed liabilities of the AACA Acquired Companies; (xi) material contracts, commitments, instruments and leases to which the AACA Acquired Companies are a party and no breach thereof; (xii) no employment of services of any brokers by the AACA Acquired Companies or AACA in connection with the AACA Acquisition; (xiii) delivery of securities documents and filings of the Company to Sellers; (xvii) no untrue representation or warranty of AACA or the AACA Acquired Companies; and (xviii) registration of the AACA Acquisition Shares under the Securities Act of 1933, which upon issuance will be validly issued, fully-paid, non-assessable and free of preemptive rights.

CERTAIN COVENANTS

     Pursuant to the Merger Agreements, sellers have agreed that the sellers will not, jointly or individually, directly or indirectly (i) compete with AACA or the AACA Acquired Companies; (ii) solicit any of AACA's patients or employees for or on behalf of any competing business; and (iii) to the extent that any confidential information becomes available to the sellers in the course of the transactions contemplated by the Agreements, use or divulge such information without the prior written consent of AACA.

CLOSING AGREEMENTS

     Under the Master Merger Agreement, the parties executed, acknowledged and delivered at the Closing the following:

          (i)  A Practice Operating Agreement.

          (ii)  An Employment Agreement between AACA and the physicians.

          (iii)  A Management Services Agreement.

     In addition, each of the Merger Agreements states that AACA and sellers shall execute and deliver an escrow agreement and shall deliver to the Escrow Holder therein identified a portion of the ACAA Acquisition

                                       -3-


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Shares, for retention and distribution by the Escrow Holder in an escrow account in accordance with such escrow agreement.

                  CERTAIN TERMS OF THE ST. CHARLES ACQUISITION

     The terms and conditions of the St. Charles Acquisition are set forth in the St. Charles Exchange Agreement incorporated herein by reference. The following summary of the St. Charles Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such Agreement.

ACQUISITION CONSIDERATION

     Under the terms of the St. Charles Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of St. Charles (the "St. Charles Stock"), the Company delivered to the St. Charles sellers $700,000 (the "St. Charles Purchase Price"), paid by the delivery of the 36,159 St. Charles Acquisition Shares on the Closing Date. The St. Charles Acquisition Shares were calculated as that number of shares of the Common Stock equal to (i) the St. Charles Purchase Price divided by (ii) the average closing price of the Common Stock on the NYSE for twenty trading days preceding the closing 1995 (and reflecting the Company's three for two stock split effective November 23, 1995).

     Under the St. Charles Exchange Agreement, no shares may be sold until the date on which the Company reports combined financial statements of St. Charles and the Company which includes at least 30 days operating results of St. Charles.

CLOSING

     The Closing of the transactions contemplated by the St. Charles Exchange Agreement was effective as of July 31, 1995.

STOCK EXCHANGE LISTING

     Pursuant to a condition to each party's obligation to consummate the St. Charles Acquisition, the St. Charles Acquisition Shares issued in connection with the St. Charles Acquisition have been listed on the NYSE.

REPRESENTATIONS AND WARRANTIES

     The St. Charles Exchange Agreement contains customary representations and warranties relating to, among other things, (i) St. Charles' organization, qualification, authorization and similar corporate matters; (ii) delivery of and accuracy and completeness of certain financial statements and reports of treatments of St. Charles; (iii) absence of material change in St. Charles since December 31, 1994; (iv) extent of and title to assets of St. Charles; (v) that St. Charles conducts no other business; (vi) that execution and delivery of the St. Charles Exchange Agreement will not violate the charter documents of St. Charles or the Company, or cause the Company or St. Charles to breach any agreement or judgment, or accelerate any indebtedness; (vii) St. Charles' compliance with laws, including holding all rights, permits, consents and licenses necessary to conduct its business, no undisclosed production, storage or disposal of hazardous materials, filing of reports, and compliance with the Occupational Safety and Health Act and zoning laws; (viii) no undisclosed threatened or pending litigation of the Company or St. Charles; (ix) no improper payments made by St. Charles; (x) no pending or threatened proceedings in eminent domain affecting assets or facilities of St. Charles; (xi) insurance policies, labor arrangements, compensation of personnel, employment contracts and compliance with and qualification of employee benefit plans of St. Charles;
(xii) trade names, trademarks, service marks, copyrights, patents and any pending registrations or applications of St. Charles; (xiii) absence of undisclosed liabilities of St. Charles; (xiv) material contracts, commitments, instruments and leases related to the dialysis business to which St. Charles is a party and no breach thereof; (xv) no employment of services of any brokers by St. Charles or the Company in connection with the St. Charles Acquisition; (xvi) delivery of securities documents and filings of the Company to Sellers; (xvii) no untrue representation or warranty of the Company or St. Charles; and (xviii) registration of the St. Charles Acquisition

                                       -4-


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Shares under the Securities Act of 1933, which upon issuance will be validly issued, fully-paid, non-assessable and free of preemptive rights.

CERTAIN COVENANTS

     Pursuant to the St. Charles Exchange Agreement, sellers have agreed that for a period of ten years, the sellers will not, jointly or individually, directly or indirectly (i) compete with the Company or St. Charles within a 50 mile radius of the St. Charles facility; (ii) solicit any of the Company's patients or employees for or on behalf of any competing business; and (iii) to the extent that any confidential information becomes available to the sellers in the course of the transactions contemplated by the St. Charles Exchange Agreement, use or divulge such information without the prior written consent of the Company.

CLOSING AGREEMENTS

     Under each of the Agreements, the parties executed, acknowledged and delivered at the Closing the following:

          (i) A sublease for the premises currently occupied by St. Charles' facility.

     In addition, each of the St. Charles Exchange Agreement states that the Company and sellers shall execute and deliver an escrow agreement and shall deliver to the Escrow Holder therein identified a portion of the Shares, for retention and distribution by the Escrow Holder in an escrow account in accordance with such escrow agreement.


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                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

INCORPORATION BY REFERENCE  . . . . . . . . . . . . . . . . . . . . . . . .    1
CERTAIN TERMS OF THE AACA ACQUISITION   . . . . . . . . . . . . . . . . . .    1
CERTAIN TERMS OF THE ST. CHARLES' ACQUISITION   . . . . . . . . . . . . . .    4


                                   PROSPECTUS

AVAILABLE INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . .    2
INCORPORATION BY REFERENCE  . . . . . . . . . . . . . . . . . . . . . . . .    2
PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
INVESTMENT CONSIDERATIONS   . . . . . . . . . . . . . . . . . . . . . . . .    5
USE OF PROCEEDS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
PRICE RANGE OF COMMON STOCK   . . . . . . . . . . . . . . . . . . . . . . .    8
DIVIDEND POLICY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . .   10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS   . . . . . . . . . . . .   30
LEGAL MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
EXPERTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30


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                                 211,716 SHARES

                               VIVRA INCORPORATED

                                  COMMON STOCK

                                   ----------

                              PROSPECTUS SUPPLEMENT
                                January 29, 1996